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Exhibit 21

SUBSIDIARIES

1. Wholly owned subsidiary of First Mariner Bancorp
First Mariner Bank
FM Appraisals, LLC
Mariner Capital Trust II
Mariner Capital Trust III
Mariner Capital Trust IV
Mariner Capital Trust V
Finance Maryland, LLC
2. Wholly owned subsidiary of First Mariner Bank
First Mariner Mortgage Corporation
Compass Properties, Inc.
First Mariner Financial Services, Inc.
FMB Holdings, Inc.

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  Exhibit 21
SUBSIDIARIES